Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT AND EXECUTIVE TRANSITION AGREEMENT

Amendment, dated as of December 9, 2016 (this “Amendment”), to each of (i) the Employment Agreement made as of January 9, 2013 (the “Employment Agreement”), between G-III Apparel Group, Ltd. (the “Company”) and Wayne Miller (the “Executive”), and (ii) the Amended and Restated Executive Transition Agreement made as of February 15, 2011 (the “Executive Transition Agreement”), by and between the Company and the Executive.

RECITALS

WHEREAS, the Company and the Executive desire to enter into this Amendment in order to modify certain provisions of the Employment Agreement and the Executive Transition Agreement as further set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.               Employment Agreement Amendments. The Company and the Executive hereby acknowledge and agree that, as of the date hereof, the Employment Agreement shall be amended as follows:

a.	Section 3 of the Employment Agreement shall be amended by replacing “Five Hundred Thousand Dollars ($500,000)” with “Seven Hundred Fifty Thousand Dollars ($750,000)”.

b.	Clause (A) of Section 5(b)(iii) of the Employment Agreement shall be amended in its entirety to read as follows:

“(A) (1) a material reduction or diminution in Executive’s title, position, authority, duties or responsibilities, or (2) the assignment to Executive of duties which are materially inconsistent with Executive’s title and position or which materially impair Executive’s ability to function as the Chief Operating Officer of the Company, or (3) a change in Executive’s line of reporting as set forth in the last sentence of Section 1 of the Employment Agreement, which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company specifying in detail the applicable event or events purported to give rise to good reason pursuant to such clauses (1), (2) or (3), as the case may be,”;

c.	Clause (C) of Section 5(b)(iii) of the Employment Agreement shall be amended to add the following words at the beginning of such clause prior to the words “failure to timely pay…”: “a reduction in Executive’s salary rate then in effect or …”.

d.	Section 5(b)(iii) of the Employment Agreement shall be amended by replacing “60 days” with “90 days”.

e.	The second and third sentences of Section 5(f) of the Employment Agreement shall be amended in their entirety to read as follows:

“In addition, subject to the terms and conditions of this Agreement, in the event of any such termination referred to in the preceding sentence, the Company shall continue to pay compensation to Executive under Section 3 and to provide benefits under Section 4(a) for a period of twenty-four (24) months from the date his employment terminates (sometimes referred to herein as the “severance amounts”). For the purposes of determining compensation payable to Executive pursuant to the preceding sentence, Executive’s applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the date Executive’s employment terminates, and Executive shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Executive during the two fiscal years immediately preceding the fiscal year in which Executive’s employment terminates and (ii) an annual bonus amount of $500,000 (in addition to his salary compensation for such period), it being understood that the cash portion of the severance payments (including the sum of the salary continuation at the annual rate referred to above and the applicable deemed annual bonus amount described above) will be payable in equal installments in accordance with the Company’s regular payroll schedule (thus, for illustration purposes only, if Executive’s annual salary rate is $750,000, the applicable annual bonus amount is $850,000 and the Company’s payroll schedule is monthly, Executive would receive in respect thereof severance payments of $133,333.33 per month for each month during the 24-month severance period described above).”

f.	The definition of “Listed Company” in Section 7(a) of the Employment Agreement shall be revised to read as follows:

“For purposes of this Agreement, the term “Listed Company” shall mean PVH Corp., Kenneth Cole Productions, Inc., VF Corporation, VCS Group LLC (Vince Camuto), Ralph Lauren Corporation, Michael Kors Holdings Limited, Oxford Industries, Inc. or any successor Company to any of the foregoing.”

g.	The second sentence of Section 18 of the Employment Agreement shall be amended by adding the following at the end of such sentence: “; provided that, for the avoidance of doubt, it is understood that the foregoing shall not affect Executive’s rights under this Agreement in respect of a termination by the Company without justifiable cause or a termination by Executive for good reason, notwithstanding the occurrence of any such “Change in Control,” if for any reason such termination does not entitle Executive to the severance payments provided for under the Transition Agreement”.

2.              Executive Transition Agreement Amendment. The Company and the Executive hereby acknowledge and agree that, as of the date hereof, the Executive Transition Agreement shall be amended as follows:

a.	Section 1.2(a) of the Executive Transition Agreement shall be amended by replacing (i) “1.5 times” with “2.0 times” and (ii) “18-month” with “24-month”.

2

b.	Section 1.2(b) of the Executive Transition Agreement shall be amended by replacing “18 months” with “24 months”.

c.	Clause (1) of Section 1.3(c) of the Executive Transition Agreement shall be amended to read as follows:

“(1) (i) a material reduction or diminution in the Executive’s title, position, authority, duties or responsibilities, or (ii) the assignment to the Executive of duties which are materially inconsistent with the Executive’s title and position or which materially impair the Executive’s ability to function in his title and position, or (iii) a change in the Executive’s line of reporting,”.

d.	A new clause (5) shall be added immediately prior to the end of the first sentence of Section 1.3(c) of the Executive Transition Agreement to read as follows:

“ or (5) the non-renewal or non-extension by the Company of the term of any employment agreement in effect between the Company and the Executive for reasons other than Cause or “cause” as defined in such employment agreement.”

3.               Agreement References. All references to the Employment Agreement or the Executive Transition Agreement in the Employment Agreement or the Executive Transition Agreement, as the case may be, shall hereafter respectively be deemed to be references to the Employment Agreement as amended by this Amendment and the Executive Transition Agreement as amended by this Amendment, as applicable.

4.               No Other Modifications. Except as expressly amended herein, all of the terms and provisions of the Employment Agreement and the Executive Transition Agreement shall remain unmodified and in full force and effect.

5.               Counterparts and Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.

[Signature page follows]

3

IN WITNESS WHEREOF, each of the parties to this Amendment has executed and delivered this Amendment as of the date first written above.

G-III APPAREL GROUP, LTD

By:	/s/ Morris Goldfarb
Name:	Morris Goldfarb
Title:	Chief Executive Officer

/s/ Wayne S. Miller
Wayne Miller